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A Proxy Statement, Prospectus and Consent Solicitation dated January 3, 1994 and forms of proxy relating to the 1993 Annual Meeting have been sent to Tesoro Petroleum Corporation securityholders. The Proxy Statement/Prospectus should be read before voting or exchanging your securities. All statements herein are qualified in their entirety by reference to the Proxy/Statement Prospectus and to the additional and more detailed information contained therein, including information as to risk factors that securityholders should consider.

                   TESORO PETROLEUM CORPORATION

                   A MESSAGE TO SECURITYHOLDERS

        12 3/4% SUBORDINATED DEBENTURES DUE MARCH 15, 2001
           $2.16 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           COMMON STOCK

 OFFER TO EXCHANGE 13% EXCHANGE NOTES DUE DECEMBER 1, 2000 FOR UP
    TO $54,500,000 AGGREGATE PRINCIPAL AMOUNT OF ITS EXISTING
        12 3/4% SUBORDINATED DEBENTURES DUE MARCH 15, 2001

1993 Annual Meeting of Stockholders at which a vote will be taken to reclassify 1,319,563 shares of $2.16 Cumulative Convertible Preferred Stock, including accrued and unpaid dividends, into approximately 6,465,859 shares of Common Stock and to approve amendments to the Certificate of Incorporation of the Company.

  YOU HAVE AN IMPORTANT DECISION TO MAKE. THE EXCHANGE OFFER FOR
THE 12 3/4% DEBENTURES IS SCHEDULED TO EXPIRE ON FEBRUARY 8, 1994
 AND THE RECAPITALIZATION WILL BE VOTED ON AT THE ANNUAL MEETING
                 TO BE HELD ON FEBRUARY 9, 1994.

      ONLY THOSE STOCKHOLDERS WHO WERE RECORDHOLDERS AS OF
  DECEMBER 15, 1993 ARE ENTITLED TO VOTE AT THE ANNUAL MEETING.
  RECENT PURCHASERS MUST RECEIVE A PROXY FROM THE SELLER OR HAVE
               THE SELLER VOTE THE PROXY FOR THEM.

Holders of Tesoro securities are being asked to participate in a Recapitalization which will help determine Tesoro's future. Here are some things you should know about the proposed
Recapitalization:

     1. Holders of the 12 3/4% Subordinated Debentures can increase their annual current income and improve the protection of their investment while maintaining 100% of principal amount by exchanging into the new 13% Exchange Notes. The 13% Exchange Notes will be senior debt and will have a higher coupon and earlier final maturity date than the existing 12 3/4% Subordinated Debentures.

     2. On December 27, 1993, the day before the announcement of the final Recapitalization terms, the Common Stock and $2.16 Preferred Stock traded at $5.625 and $21.125, respectively. On January 21, 1994, the Common Stock and $2.16 Preferred Stock closed at $9.50 and $45.00, respectively.

     3. The Board of Directors has unanimously approved the Recapitalization. The Company has obtained an opinion from a nationally-recognized investment bank that as of December 30, 1993, the terms of the Recapitalization are fair from a financial point of view to the holders of the $2.16 Preferred Stock and the Common Stock. The Company also has entered into an agreement in principle with Croyden Associates to settle a class action lawsuit challenging the Recapitalization.

     4.   A wholly-owned subsidiary of Metropolitan Life
          Insurance Company that holds shares of the $2.20
          Preferred Stock and Common Stock constituting approximately 28% of the outstanding shares of capital stock entitled to vote at the Annual Meeting has indicated to the Company that it intends to vote all of its shares in favor of the Recapitalization, subject to certain conditions.

     5. Assuming the maximum acceptance of the Exchange Offer and consummation of the Reclassification, on a pro forma basis at September 30, 1993:

          * the book value per common share would increase approximately 247% from $.80 to $2.78;

          * long-term debt and redeemable preferred stock would be reduced from $257 million to $186 million; and

          * Common Stock and other stockholders' equity would increase from $44 million to $120 million.

     6. The Recapitalization will increase the Company's financial flexibility by extending its debt amortization schedule, eliminating dividend arrearages and enhancing the Company's ability to undertake its investment program and obtain long-term financing.

                    FOR ADDITIONAL INFORMATION

          INFORMATION AGENT                       FINANCIAL ADVISOR

             GEORGESON                       SMITH BARNEY SHEARSON INC.
           & COMPANY INC.                  (415) 955-1593 (Call Collect)
           (800) 223-2064
(212) 440-9800 (Banks and Brokers)
(212) 509-6240 (Call Collect)